UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

ACTIVISION BLIZZARD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15839	95-4803544
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

3100 Ocean Boulevard, Santa Monica, CA	90405
(Address of principal executive offices)	(Zip Code)

Jeffrey A. Brown, (310) 255-2000

Corporate Secretary

(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒         Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2016.

SECTION 1 — CONFLICT MINERALS DISCLOSURE

Item 1.01                                            Conflict Minerals Disclosure

A copy of Activision Blizzard, Inc.’s Conflict Minerals Report for the reporting period January 1, 2016 to December 31, 2016 is provided as Exhibit 1.01 hereto and is publicly available at http://investor.activision.com/corporate-governance.cfm. The information included in such Conflict Minerals Report is incorporated herein by reference. This Form SD, including Exhibit 1.01 attached hereto, contains references to our website; however, the information on our website is not incorporated by reference into this Form SD or Exhibit 1.01.

Item 1.02                                            Exhibit

The Conflict Minerals Report as required by Item 1.01 of Form SD is filed herewith as Exhibit 1.01.

SECTION 2 — EXHIBITS

Item 2.01                                            Exhibits

Exhibit 1.01 — Conflict Minerals Report for the Year Ended December 31, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Activision Blizzard, Inc.

By	/s/ Jeffrey A. Brown
Jeffrey A. Brown
Senior Vice President, Corporate Secretary and Chief Compliance Officer

Date: May 31, 2017

EXHIBIT INDEX

Exhibit No.	Description

1.01	Conflict Minerals Report for the Year Ended December 31, 2016